EXHIBIT 19.01

As Amended as of October 29, 2025

Freedom Holding Corp.
Statement of Company Policy Regarding Securities Trades
It is the policy of Freedom Holding Corp. to oppose the unauthorized disclosure of any material nonpublic information acquired in the workplace, the use of material nonpublic information in securities trading, and any other violation of applicable securities laws. This Insider Trading Policy describes the standards applicable to Freedom Holding Corp., its multiple tiered subsidiaries, and any entity whose financial statements are consolidated with those of Freedom Holding Corp. (collectively the “Company”) with regard to trading, and causing the trading of, the Company’s securities or securities of certain other publicly traded companies while in possession of confidential information.

One of the principal purposes of the U.S. federal securities laws is to prohibit so-called “insider trading.” Simply stated, insider trading occurs when a person uses material nonpublic information obtained through involvement with the Company to make decisions to purchase, sell, give away or otherwise trade the Company’s securities or to provide that information to others outside the Company. The prohibitions against insider trading apply to trades, tips and recommendations by virtually any person, including all persons associated with the Company and their respective family members, as defined below, if the information involved is “material” and “nonpublic.” These terms are defined in this Policy under Part I, Section 3 below. The prohibitions would apply to any director, officer or employee and their respective family members who buys or sells Freedom Holding Corp. securities on the basis of material nonpublic information that he or she obtained about the Company, its customers, suppliers, or other companies with which the Company has contractual relationships or may be negotiating transactions.

This Policy is divided into two parts the first part prohibits trading in certain circumstances and applies to all directors, officers, employees and contractors of the Company and members of their immediate families who reside with them or anyone else who lives in their household and family members who live elsewhere but whose transactions in Company securities are directed by them or subject to their influence and control (collectively referred to as “family members”) and the second part imposes specific black-out periods and pre-clearance procedures and special additional trading restrictions on all persons appointed as: (i) directors or executive officers of Freedom Holding Corp.(all such directors and executive officers are “Company Insiders”); (ii) directors or executive officers of its subsidiaries or entities whose financial statements are consolidated with those of Freedom Holding Corp.; (iii) the employees listed or categories of employees listed on Appendix A, (persons in (i), (ii) and (iii) are collectively, “Covered Persons”); and (iv) certain other employees that the Company may designate from time to time as “Covered Persons” because of their position, responsibilities or their actual or potential access to material nonpublic information.

This Policy applies to all trading or other transactions in Company securities, including common stock, restricted stock restricted stock units, options and warrants to purchase common stock and any other debt or equity securities that the Company may issue, such as preferred stock, notes, bonds and convertible securities, as well as to derivative securities relating to any of the Company’s securities, whether or not issued by the Company, such as exchange-traded options.

All Directors, officers and employees are individually responsible for understanding and complying with this Policy.
PART I

1.General Policy: No Trading or Causing Trading While in Possession of Material Nonpublic Information.

(a)No director, officer, employee or contractor or any of their family members may purchase or sell, or offer to purchase or offer to sell, any Company security, whether or not issued by the Company, (other than pursuant to a trading plan that complies with SEC Rule 10b5-1 pre-cleared by the Company’s Insider Trading Compliance Officer), during any period commencing with the date that he or she possesses material nonpublic information concerning the Company and ending at the close of business on the second Trading Day (as defined below) following the date of public disclosure of that information, or at such time as such nonpublic information is no longer material. (The terms “material” and “nonpublic” are defined in Part I, Section 3(a) and (b) below.)

(b)No director, officer, employee or contractor or any of their immediate family members who knows of any material nonpublic information about the Company may disclose, pass on, or communicate that information (“tip”) to any other person, including family members and friends, make recommendations or express opinions based on such information or otherwise disclose such information without the Company’s written authorization. Nonpublic information relating to the Company is the sole property of the Company and the unauthorized disclosure of such information is forbidden.
(c)No director, officer, employee or contractor or any of their immediate family members may purchase or sell any security of any other company, whether or not issued by the Company, while in possession of material nonpublic information about that company that was obtained in the course of his or her involvement with the Company.

(d)For compliance purposes, you should never trade, tip or recommend securities (or otherwise cause the purchase or sale of securities) while in possession of information that you have reason to believe is material and nonpublic unless you first consult with, and obtain the advance approval of, the Compliance Officer (which is defined in Part I, Section 3(c) below).

(e)Covered Persons must “pre-clear” all trading in securities of the Company in accordance with the procedures set forth in Part II, Section 3 below.

2.Definitions. Insider trading restrictions come into play only if the information you possess is material nonpublic information, e.g., material information that has not been previously disclosed to the public through a press release or securities filings and is otherwise unavailable to the general public. The following subsections elaborate the broad meaning and standards applicable to the terms “material” and “nonpublic.”
(a)Material Information. It is not possible to define all categories of material information. However, information should be regarded as material if there is a substantial likelihood that it would be considered important to a reasonable investor in making a voting decision or an investment decision to buy, hold or sell securities. Any information that could be expected to affect the market price of the Company’s securities, whether such information is positive or negative, should be considered material. Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, questions as to the materiality of particular informa2tion should be resolved in favor of materiality, and trading should be avoided.
While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information might pertain to Freedom Holding Corp. or any of its subsidiaries and would include:
•financial results;
•projections of future earnings;
•significant changes in the Company’s prospects;
•significant write-downs in assets or increases in reserves;
•developments regarding significant litigation or government agency investigations;
•liquidity problems;

•changes in earnings estimates or unusual gains or losses in major operations;
•gain or loss of a significant customer or supplier;
•significant pricing changes;
•major changes in the Company’s senior management or the board of directors;
•changes in dividends or dividend policies;
•stock splits, and stock repurchase programs;
•extraordinary borrowings;
•major changes in accounting methods or policies;
•award or loss of a significant contract;
•cybersecurity risks and incidents, including vulnerabilities and breaches;
•changes in debt ratings;
•new equity or debt offerings of the Company’s securities;
•proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements, or purchases or sales of substantial assets or subsidiaries; and

Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger, acquisition or introduction of a new product, the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company’s operations or stock price should it occur. Thus, information concerning an event that might have a significant effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small.

If you are unsure whether information is material, you should either consult the Compliance Officer before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates or assume that the information is material.
Nonpublic. Insider trading prohibitions come into play only when you possess information that is material and “nonpublic.” The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be “public” the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. Even after public disclosure of information about the Company, you must wait until the close of business on the second trading day after the information was publicly disclosed before you can treat the information as public. As used in this Policy, the term “Trading Day” shall mean a day on which The NASDAQ Stock Market is open for trading. If, for example, the Company were to make an announcement on a Monday, officers, directors and employees and their family members and any other person in possession of material nonpublic information typically shall not trade in the Company’s securities until Thursday.

Nonpublic information may include:
•information available to a select group of analysts or brokers or institutional investors;
•undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and
•information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information (normally two trading days).

As with questions of materiality, if you are not sure whether information is considered public, you should either consult with the Compliance Officer or assume that the information is nonpublic and treat it as confidential.

(b)Compliance Officer. The Company has appointed the Chief Compliance Officer as the “Insider Trading Compliance Officer” for this Policy. The duties of the Compliance Officer include, but are not limited to, the following:

•assisting with implementation and enforcement of this Policy;
•circulating this Policy to all employees and ensuring that this Policy is amended as necessary to remain up-to-date with insider trading laws;
•pre-clearing all trading in securities of the Company by Covered Persons in accordance with the procedures set forth in Part II, Section 3 below; and
•providing approval of any Rule 10b5-1 plans under Part II, Section 1(c) below and any prohibited transactions under Part II, Section 4 below.
•providing a reporting system in conformity with the Company’s whistleblower policy and protection mechanism.

3.Exceptions. If the Company offers any of the following types of retirement, investment or incentive plans, the trading restrictions of this Policy will not apply to employee participation as following:

(a)401(k) Plan. This Policy will not apply to purchases of Company stock in a Company sponsored 401(k) plan resulting from periodic contributions of money to the plan pursuant to payroll deduction elections. This Policy will apply, however, to certain elections that may be made under the 401(k) plan, including (a) an election to increase or decrease the percentage of periodic contributions that will be allocated to the Company stock fund, if any, (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund, (c) an election to borrow money against a 401(k) plan account if the loan will result in a liquidation of some or all of a participant’s Company stock fund balance, and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.

(b)Employee Stock Purchase Plan. This Policy does not apply to purchases of Company stock in the Company’s employee stock purchase plan, if any, resulting from periodic contributions of money to the plan pursuant to the elections made at the time of enrollment in the plan. This Policy also does not apply to purchases of Company stock resulting from lump sum contributions to the plan, provided that the participant elected to participate by lump-sum payment at the beginning of the applicable enrollment period. This Policy does apply to a participant’s election to participate in or increase his or her participation in the plan, and to a participant’s sales of Company stock purchased pursuant to the plan.

(c)Stock Options Exercises. For purposes of this Policy, the Company considers that the exercise of stock options under the Freedom Holding Corp 2018 or 2019 Equity Incentive Plans for cash or the delivery of previously owned Company stock (but not the sale of the underlying stock) to be exempt from this Policy. This Policy does apply, however, to any sale of stock as part of a broker- assisted “cashless” exercise of an option, or any market sale for the purpose of generating the cash needed to pay the exercise price of an option or to satisfy any tax withholding obligations.

(d)Dividend Reinvestment Plan. This Policy will not apply to purchases of Company stock under a Company dividend reinvestment plan, if any, resulting from reinvestment of dividends paid on Company securities. This Policy does apply, however, to voluntary purchases of Company stock that result from additional contributions a participant chooses to make to the plan, and to a participant’s election to participate in the plan or increase his or her level of participation in the plan. This Policy also applies to a participant’s sale of any Company stock purchased pursuant to the plan.
4.Potential Criminal and Civil Liability and/or Disciplinary Action. Penalties for trading on or communicating material nonpublic information can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors. Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory.

(a)Liability for Insider Trading. Any director, officer or employee who engages in a transaction in the Company’s securities at a time when they have knowledge of material nonpublic information may be subject to penalties and sanctions, including:
•up to 20 years in jail;

•a criminal fine of up to $5,000,000;
•a civil penalty of up to 3 times the profit gained or the loss avoided; and
•SEC civil enforcement injunctions.
(b)Liability for Tipping. Any director, officer or employee who tips (“tippers”) a third party (commonly referred to as a “tippee”) may also be liable for improper transactions by tippees to whom they have tipped material nonpublic information regarding the Company or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company’s securities. Tippers and tippees would be subject to the same penalties and sanctions as described above, and the SEC has imposed large penalties even when the tipper or tippee did not profit from the trading. The SEC, the Financial Industry Regulatory Authority (FINRA) and NASDAQ use sophisticated electronic surveillance techniques to uncover insider trading.
(c)Control Persons. The Company and its supervisory personnel, if they fail to take appropriate steps to prevent illegal insider trading, may in certain circumstances, be subject to the following penalties:
•a civil penalty of up to $1,000,000 or, if greater, 3 times the profit gained or loss avoided as a result of the unlawful action; and
•a criminal penalty of up to $25,000,000.
(d)Company-imposed Disciplinary Actions. Employees who violate this Policy may be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company’s equity incentive plans or termination of employment. Any exceptions to the Policy, if permitted, may only be granted by the Compliance Officer and must be provided before any activity contrary to the above requirements takes place.

5.Applicability of Policy to Inside Information Regarding Other Companies. This Policy and the guidelines described herein also apply to material nonpublic information relating to other companies, including the Company’s customers, vendors or suppliers (“business partners”), when that information is obtained in the course of employment with, or other services performed on behalf of, the Company. Civil and criminal penalties, and termination of employment, may result from trading on inside information regarding the Company’s business partners. All employees should treat material nonpublic information about the Company’s business partners with the same care required with respect to information related directly to the Company.

6.Post-Termination Transactions. The prohibitions related to insider trading contained in this Policy continue to apply to transactions in Company securities even after a director, officer or employee has resigned or terminated employment. If the person who resigns or separates from the Company is in possession of material nonpublic information at that time, he or she may not trade in Company securities until that information has become public or is no longer material. The same restrictions apply to contractors who are in possession of material nonpublic information obtained during the course of their engagement with the Company.

7.Communication with the Public. The Company is subject to the SEC’s Regulation FD and must avoid selective disclosure of material nonpublic information. The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release. Pursuant to Company policy, only the executive officers who have been authorized to engage in communications with the public may disclose information to the public regarding the Company and its business activities and financial affairs. The public includes, without limitation, research analysts, portfolio managers, financial and business reporters, news media and to messages containing information regarding the Company on social media, Internet “bulletin boards,” Internet “chat rooms” or in similar online forums. Employees who inadvertently disclose any material nonpublic information must immediately advise the Insider Trading Compliance Officer so the Company can assess its obligations under Regulation FD and other applicable securities laws.

PART II

1.Trading Blackout Periods. To ensure compliance with this Policy and applicable federal securities laws, and to avoid even the appearance of trading on the basis of inside information, the Company requires that all Covered Persons determined by the Company’s Insider Trading Compliance Officer as subject to the Blackout Period (as defined below) prohibitions because of their access to the Company’s internal financial statements or other material nonpublic information regarding the Company’s performance during annual and quarterly fiscal periods and family members of the foregoing, refrain from conducting transactions involving the purchase or sale of the Company’s securities during the Blackout Periods established below. Each of the following periods, unless otherwise notified in advance by the Company, will constitute a “Blackout Period”:

The period commencing on the date that is 18 Trading Days following the date of public disclosure of the Company’s financial results for a fiscal quarter (which is generally 15 to 45 days after the end of such quarter) and ending at the close of business on the second Trading Day following the date of public disclosure of the Company’s financial results for its next fiscal quarter if such public disclosure occurs before the markets open on that day. If such public disclosure occurs on a Trading Day after the markets open, the Blackout Period shall end at the close of business on the third Trading Day following the date of such public disclosure.
In addition to the Blackout Periods described above, the Company may announce “special” Blackout Periods from time to time. Typically, this will occur when there are nonpublic developments that would be considered material for insider trading law purposes, such as, among other things, developments relating to regulatory proceedings or a major corporate transaction. Depending on the circumstances, a “special” Blackout Period may apply to all Covered Person and their family members or only a specific group of Designated Insiders. The Insider Trading Compliance Officer will provide written notice to the persons subject to a “special” Blackout Period. Any person made aware of the existence of a “special” Blackout Period should not disclose the existence of the Blackout Period to any other person. The failure of the Company to designate a person as being subject to a “special” Blackout Period will not relieve that person of the obligation not to trade while aware of material nonpublic information. As used in this Policy, the term “Blackout Period” shall mean all periodic Blackout Periods and all “special” Blackout Periods announced by the Company.
The purpose behind the Blackout Period is to help establish a diligent effort to avoid any improper transactions. Trading in the Company’s securities outside a Blackout Period should not be considered a “safe harbor”, and all directors, officers, employees and other persons subject to this Policy should use good judgment at all times. Even outside a Blackout Period, any person possessing material nonpublic of developments known to the Company and not yet disclosed to the public, each person is individually responsible at all times for compliance with the prohibitions against insider trading.

2.Exception. These trading restrictions do not apply to transactions under a pre-existing written plan, contract, instruction, or arrangement under Rule 10b5-1 under the Securities Exchange Act of 1934 (an “Approved 10b5-1 Plan”) that: (i) has been reviewed and approved at least one month in advance of any trades thereunder by the Insider Trading Compliance Officer (or, if revised or amended, such revisions or amendments have been reviewed and approved by the Insider Trading Compliance Officer at least one month in advance of any subsequent trades); (ii) was entered into in good faith by the Covered Person at a time when the Covered Person was not in possession of material nonpublic information about the Company; and (iii) gives a third party the discretionary authority to execute such purchases and sales, outside the control of the Covered Person, so long as such third party does not possess any material nonpublic information about the Company; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions.
3.Trading Window. Covered Persons are permitted to trade in the Company’s securities when no blackout period is in effect. However, even during this trading window, a Covered Person who is in possession of any material nonpublic information should not trade in the Company’s securities until the information has been made publicly available or is no longer material. In addition, the Company may close this trading window if a special blackout period under Part II, Section (1) above is imposed and will re-open the trading window once the special blackout period has ended.

4.Pre-clearance of Securities Transactions.

(a)Because Covered Persons are likely to obtain material nonpublic information on a regular basis, the Company requires all such persons to refrain from trading, even during a trading window under Part II, Section 3 above, without first pre-clearing all transactions in the Company’s securities.
(b)Subject to the exemption in subsection (d) below, no Covered Person may, directly or indirectly, purchase or sell (or otherwise make any transfer, gift, pledge or loan of) any Company security at any time without first obtaining prior approval from the Insider Trading Compliance Officer. These procedures also apply to transactions by such person’s family members and to transactions by entities over which such person exercises control.

(c)The Insider Trading Compliance Officer shall record the date each request is received and the date and time each request is approved or disapproved. Unless revoked, a grant of permission will normally remain valid until the close of trading two business days following the day on which it was granted. If the transaction does not occur during the two-day period, pre-clearance of the transaction must be re-requested.

(d)Pre-clearance is not required for purchases and sales of securities under an Approved 10b5-1 Plan. With respect to any purchase or sale under an Approved 10b5-1 Plan, the third party effecting transactions on behalf of the Covered Person should be instructed to send duplicate confirmations of all such transactions to the Insider Trading Compliance Officer.
4.Prohibited Transactions
(a)Company Insiders Retirement Plan Restrictions. Company Insiders are prohibited from trading in the Company’s equity securities during a blackout period imposed under an “individual account” retirement or pension plan of the Company, during which at least 50% of the plan participants are unable to purchase, sell or otherwise acquire or transfer an interest in equity securities of the Company, due to a temporary suspension of trading by the Company or the plan fiduciary.

(b)Director and Officer Short-term trading Restriction. Directors and certain officers of the Company must also comply with the reporting obligations and limitations on short-swing profit transactions set forth in Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”). The practical effect of these provisions is that these officers and directors who purchase and sell the Company’s securities within a six-month period must disgorge all profits to the Company whether or not they had knowledge of any material nonpublic information. Under these provisions, and so long as certain other criteria are met, neither the receipt of stock or stock options under the Company’s stock plans, nor the exercise of options nor the receipt of stock under the Company’s employee stock purchase plan, dividend reinvestment plan or the Company’s 401(k) retirement plan is deemed a purchase that can be matched against a sale for Section 16(b) short swing profit disgorgement purposes; however, the sale of any such shares so obtained is a sale for these purposes. Moreover, no such director or officer may ever make a short sale of the Company’s common stock which is unlawful under Section 16(c) of the Exchange Act. The Company will provide separate memoranda and other appropriate materials to the affected officers and directors regarding compliance with Section 16 and its related rules.

The rules on recovery of short swing profits are absolute and do not depend on whether a person has knowledge of any material nonpublic information.

(c)Covered Persons Restrictions. Covered Persons, including any person’s family member and entities over which such person exercises control, are prohibited from engaging in the following transactions in the Company’s securities unless advance approval is obtained from the Insider Trading Compliance Officer:
(i)Short Sales. Engaging in any short sale transaction in the Company’s securities;

(ii)Options Trading. Engaging in any transactions in puts, calls or other derivative securities, on an exchange or in any other organized market. transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that the director or employee is trading based on inside information. Transactions in options also may focus the trader’s attention on short-term performance at the expense of the Company’s long- term objectives. Option positions arising from certain types of hedging transactions are governed by the section below captioned “Hedging or Monetization Transactions;”
(iii)Trading on Margin or Pledging. Holding Company securities in a margin account to cover a margin call or pledging Company securities as collateral for a loan. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. A margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company securities pursuant to a Blackout Period restriction. Covered Persons holding Company securities in an margin account or pledged as collateral for a loan existing as of the date of the adoption of this Policy will have a grace period of up to a one year to enable the Covered Employee to repay the loan and release all Company shares from the margin account or loan transaction obligations, provided that within 60 days after the date of adoption of this Policy the Covered Person notifies the Insider Trading Compliance Officer of the existence of the margin account or pledge and submits the Covered Employee’s written plan to comply with the Policy at the earliest practicable date. A written application for extension of the grace period beyond one year may be made during the grace period. Whether the application for extension is granted shall be determined in the sole discretion of the Insider Trading Compliance Officer and any extension will be subject to the terms and conditions set by the Insider Trading Compliance Officer which may include mandatory reductions in loan amounts or increases in the collateral in the margin account or pledge transaction.
(iv)Hedging or Monetization Transactions. Engaging in any purchases or sales of puts, calls, options or other derivative securities based on the Company’s securities, or any transactions which are intended as a hedging or monetization transaction. Hedging or monetization transactions are devices that allow an investor in Company securities to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions would allow them to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, their interests and the interests of the Company and its shareholders may be misaligned and may signal a message to the trading market that may not be in the best interests of the Company and its shareholders at the time it is conveyed.
5.Individual Responsibility. Every director, officer and employee has the individual responsibility to comply with this Policy against insider trading, regardless of whether a transaction is executed outside a Blackout Period or is pre-cleared by the Company. The restrictions and procedures are intended to help avoid inadvertent instances of improper insider trading, but appropriate judgment should always be exercised by each director, officer and employee in connection with any trade in the Company’s securities.
A director, officer or employee may, from time to time, have to forego a proposed transaction in the Company’s securities even if he or she planned to make the transaction before learning of the material nonpublic information and even though the insider believes he or she may suffer an economic loss or forego anticipated profit by waiting.

6.Inquiries. If you have any questions regarding any of the provisions of this Policy, please contact the Company’s Insider Trading Compliance Officer at the following address:

Chief Compliance Officer
Freedom Holding Corp.
Dmitriy Dovzhenko
c/o Registered Agent Solutions, Inc.
187 E. Warm Springs Road Suite B
Las Vegas, NV 89119
Email: dmitry.dovzhenko@frhc.group

7.Acknowledgment and Certification

All directors, officers and other employees of the Company must certify their understanding of, and intent to comply with, this Policy by executing the following Acknowledgement and Certification in connection with their annual Code of Business Conduct certification:
ACKNOWLEDGMENT AND CERTIFICATION

The undersigned does hereby acknowledge receipt of the Company’s Insider Trading Policy. The undersigned has read and understands (or has had explained) such Policy and agrees to be governed by such Policy at all times in connection with the purchase and sale of securities and the confidentiality of nonpublic information.

                 __________________________________

(Signature)

__________________________________
(Please print name)

Date: ______________________________

APPENDIX A

LIST OF EMPLOYEES AND/OR EMPLOYEE CATEGORIES
TO WHOM COVERED PERSON DESIGNATION APPLIES
UNDER THE INSIDER TRADING POLICY

•Accounting department employees with the title of manager or higher.
•Treasury department employees with the title of manager or higher.
•Investor relations department employees that assist with preparing press and earnings releases.
•Regulatory department employees with the title of manager or higher.
•Legal department employees that prepare (or assist with preparing) a Company’s Form 10-K and Form 10-Q reports.
EXHIBIT A

FREEDOM HOLDING CORP.
PRE-CLEARANCE REQUEST FORM
To:    Freedom Holding Corp. (the “Company”)
Insider Trading Compliance Officer

From:    _______________________________
Re:    Proposed transaction in the Company’s Securities

This is to advise you that the undersigned intends to execute a transaction in the Company’s securities on _________________, 202_____, and does hereby request that the Company pre-clear the transaction as required by the Company’s Insider Trading Policy (the “Policy”).
The general nature of the transaction is as follows (e.g., open market sale or purchase of X number of shares of common stock through The NASDAQ Stock Market, privately negotiated sale or gift of shares of common stock, etc.):
____________________________________________________________________________________________________________________________________________________________________

The undersigned is not in possession of material nonpublic information (as defined inthe Policy) about the Company and will not enter the transaction if the undersigned comes into possession of material nonpublic information about the Company between the date hereof and the proposed trade execution date.
The undersigned has read and understands the Policy and certifies that the above proposed transaction will not violate the Policy.
The undersigned agrees to advise the Company promptly if, as a result of future developments, any of the foregoing information becomes inaccurate or incomplete in any respect. The undersigned understands that the Company may require additional information about the transaction and agrees to provide such information upon request.

Dated:
Very truly yours,

___________________________________

[Signature]

Approved:     Insider Trading Compliance Officer